Exhibit 99.2

Baker Hughes Incorporated
2929 Allen Parkway
Houston, Texas 77019
Phone: 713.439.8600
Fax: 713.439.8280 www.bakerhughes.com
Baker Hughes Announces Pricing of $750 Million of Senior Notes
HOUSTON, Aug 10, 2011 — Baker Hughes Incorporated (NYSE: BHI) announced today the pricing of $750 million aggregate principal amount of its 3.20% senior notes due August 15, 2021. Interest is payable on February 15 and August 15 of each year. The first interest payment will be made on February 15, 2012, and will consist of interest from closing to that date. The offering is expected to close on August 17, 2011, subject to customary closing conditions.
The company intends to use the net proceeds of the offering to redeem all of its outstanding 6.50% senior notes due 2013, of which an aggregate principal amount of $500 million is currently outstanding. The company will use any remaining net proceeds for general corporate purposes, which could include funding ongoing operations, business acquisitions and repurchases of the company’s common stock. The net proceeds of the offering may be invested temporarily in short-term marketable securities pending such usages.
The notes to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes will be offered and issued only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S.
This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release) contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “Forward-Looking Statement”). The word “will,” “expected,” and similar expressions, are intended to identify forward-looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements including the successful closing. These forward-looking-statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2010; the company’s subsequent quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011; and those set forth from time to time in our other filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement.